Exhibit 99.2

China Auto Logistics Sells Zhonghe for Approximately $62.3 Million; Sees Net Proceeds of Approximately $25.8 Million After Transfer to Purchaser of Outstanding $36.5 Million Zhonghe Related Payable

Transaction Improves Financial Position; Also Positions Company for Expansion of its Financing Services and High End Imported Vehicle Businesses

TIANJIN, CHINA, June 7, 2016 / China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles and a leading provider of auto-related services, announced today that effective June 1, 2016, 100% of the equity in its Zhonghe subsidiary - - the owner and operator of the Airport International Auto Mall in Tianjin and 40% owner of Tianjin Car King - - has been sold to Wuxi Huitong Automobile Sales and Service Co., Ltd. (Huitong) for approximately $62.3 million. Approximately $25.8 million of this amount is payable in cash to Shisheng. The remaining amount of approximately $36.5 million is being paid for by Huitong assuming Shisheng’s payment obligation to Zhonghe’s former owner.

As described in the pro-forma financial statements included in the 8-K filed by the Company this morning with the U.S. Securities and Exchange Commission, the net proceeds to CALI, assuming completion of the equity and debt transfers on March 31, 2016, are approximately $21 million (net of approximately $5 million to repay an amount due to Zhonghe), resulting in an approximately $5.6 million increase in CALI’s total equity and positive working capital.

Commenting on the transaction, Mr. Tong Shiping, Chairman and CEO of the Company, stated, “The timing of our acquisition of the Airport International Auto Mall ahead of the unforeseen persisting downturn in China’s economy saddled us with significant costs and losses. Becoming unburdened by these costs opens the door to profitable growth once again going forward.”

Mr. Tong noted that interest expense in 2015 related to the outstanding Zhonghe acquisition payable was approximately $2.7 million, with a related tax effect of about $523,000. Additionally, depreciation expense relating to the Airport International Auto Mall was approximately $2.2 million in 2015.

“We can now see the interest expense relating to the Zhonghe payable disappearing, as well as significantly lower depreciation expense,” Mr. Tong said. “Of course,” he added, “we will be losing in the period ahead any possible contributions to our operating results from the used car joint venture, whose market is still far from mature, as well as some auto sales tied to Zhonghe. However, we anticipate reducing our operating loss and perhaps generating an operating profit. Moreover, with our improved working capital position, the way will be clear for us to pursue future growth more aggressively. We see this mainly coming from a national expansion of our imported luxury auto business beyond the port of Tianjin, combined with expansion of our higher margin financing services as well as other possible auto related services further down the road.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides a growing variety of "one stop" automobile related services such as short term dealer financing. Future growth is anticipated to come from expansion throughout China of the Company’s Auto Sales business as well as further growth in the Company’s higher margin financing services.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727